SEPARATION AND CONSULTING AGREEMENT
This Separation and Consulting Agreement (this “Separation Agreement”) between Horizon Global Corporation (the “Company”) and David G. Rice (“you” and similar words) sets forth certain terms of your separation from the Company and its affiliates, including certain waivers and releases by you required under the Company’s Executive Severance/Change of Control Policy (the “Severance Policy”) or otherwise in order to receive certain separation payments and benefits, as set forth in detail below.
By signing this Separation Agreement, you and the Company agree as follows:
1.STATUS OF EMPLOYMENT
You agree that you will terminate from your position as Chief Financial Officer of the Company effective November 9, 2018. You also agree that, as of November 9, 2018, you resign from all positions you hold (if any) as an officer or director of the Company and the Company’s subsidiaries and affiliates, as applicable, and that you will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your termination from all such positions with the Company and its subsidiaries and affiliates. Furthermore, you agree that, effective November 30, 2018 (the “Separation Date”), you resign from all other positions you hold (if any), and as an employee, of the Company and the Company’s subsidiaries and affiliates, as applicable, and that you will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your termination from all positions with the Company and its subsidiaries and affiliates. You agree that the terminations described in this Paragraph 1 shall be treated as set forth in Paragraph 2 of this Separation Agreement.
2.SEVERANCE BENEFITS
In consideration for you (a) signing this Separation Agreement, and (b) signing, no earlier than the Separation Date and no later than 52 days following the Separation Date, a general waiver and release of claims, substantially in the form attached hereto as Exhibit A (the “Release”), and letting the Release become effective as set forth in the Release, (x) for purposes of the Severance Policy and this Separation Agreement, your separation from the Company will be deemed a Qualifying Termination (as defined in the Severance Policy), and (y) you will receive the payments and benefits as specified on Exhibit B attached hereto, all subject to applicable tax withholding (the “Severance Benefits”). The Severance Benefits will be in full satisfaction of any amounts due under the Severance Policy, the Company 2015 Equity and Incentive Compensation Plan (as amended or amended and restated from time to time, the “Equity Plan”), and other compensation arrangements of the Company.
3.CONSULTING
To assist the Company with the transition of your responsibilities and duties in the Company, during the period from November 9, 2018 through the earlier of (i) the date on which the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2018; and (ii) March 18, 2019 (the “Consulting Period”), you will provide consultation to the Company on a non-exclusive basis as a consultant on such matters related to the Company, its business, operations, customer relations and industry associations, and industries it serves, as the Company’s principal executive officer or his designee may reasonably request (“Consulting Services”), subject to the following terms and conditions:

•
During the Consulting Period, you agree to provide Consulting Services to the Company up to 8 hours per week as may be reasonably agreed between the Company’s principal executive officer (or his designee) and you. However, your obligations during the Consulting Period as set forth in this Paragraph 3 shall not require you to report to work at the Company, nor to work any definite hours, and all scheduling shall take into account your personal and family plans so as not to interfere unreasonably with those plans.

•
During the Consulting Period, you will at all times be and remain an independent contractor and will not be covered as an employee under any benefit plans of the Company. You shall be free to exercise your own judgment as to the manner and method of providing the Consulting Services to the Company, subject to applicable laws and requirements reasonably imposed by the Company.

In consideration of your performance of the Consulting Services, and subject to your satisfactory performance of the Consulting Services throughout the Consulting Period (as reasonably determined by the principal executive officer of the Company) and you signing and not revoking the Release (as described in Paragraph 2), you will be entitled to a cash payment from the Company in the amount of $50,000 (the “Consulting Fee”). Subject to the immediately preceding sentence, the Consulting Fee will be paid to you in two equal installments of $25,000, with the first installment being paid on January 15, 2019 and the second installment being paid at the end of the Consulting Period.
Notwithstanding the foregoing, the Consulting Period may be terminated by either party in writing upon 30 days’ written notice to the other party, and the Consulting Period will terminate automatically upon your death. In the event that the Consulting Period ends early as described in this paragraph, the Consulting Fee shall be pro-rated based on the portion of the original Consulting Period that has elapsed as of the date the Consulting Period terminates.
The Company shall reimburse you for all reasonable and documented expenses incurred by you in the performance of the Consulting Services under this Separation Agreement. You shall not be obligated to make any advance to or for the account of the Company, nor shall you be obligated to incur any expense for the account of the Company without assurance that the necessary funds for the discharge of such expense will be provided. Notwithstanding the foregoing, all significant expenses to be incurred by you in connection with the Consulting Services shall require the prior approval of the principal executive officer of the Company. If any reimbursements or in-kind benefits provided by the Company pursuant to this Separation Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, such reimbursements or in-kind benefits shall be subject to the following rules: (a) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to your lifetime and the lifetime of your eligible dependents; (b) the amount eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (c) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (d) your right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.
4.RESTRICTIVE COVENANTS
By signing this Separation Agreement, you reaffirm that you will continue to abide by the covenants set forth in Section 7 of the Severance Policy, which expressly survive your Qualifying Termination.
5.LIMITATIONS
Nothing in this Separation Agreement or the Severance Policy shall be binding upon the parties to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Separation Agreement or the Severance Policy could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.
6.OTHER ACKNOWLEDGEMENTS
Nothing in this Separation Agreement prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. Furthermore, no Company policy or individual agreement between the Company and you shall prevent you from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
7.MATERIAL BREACH
You agree that in the event of any breach of any provision of Section 7 of the Severance Policy, the Company will be entitled to equitable and/or injunctive relief and, because the damages for such a breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Company or (as applicable) any and all past, present or future parents, subsidiaries and affiliates of the Company (the “Horizon Companies”) will also be entitled to specific performance by you. No amount owing to you under this Separation Agreement shall be subject to set-off or reduction by reason of any claims which the Company has or may have against you. You will be entitled to recover actual damages if the Company breaches this Separation Agreement, including any unexcused late or non-payment of any amounts owed under this Separation Agreement, or any unexcused failure to provide any other benefits specified in this Separation Agreement. Failure by either party to enforce any term or condition of this Separation Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.
8.REVIEW OF SEPARATION AGREEMENT
This Separation Agreement is important. You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Separation Agreement, sign in the space below where your agreement is indicated. The payments and benefits specified in this Separation Agreement are contingent on your signing this Separation Agreement and the Release no earlier than the Separation Date and no later than 52 calendar days following the Separation Date, and not revoking the Release.
9.RETURN OF PROPERTY
You affirm that you have, or will within a reasonable time after the Separation Date, returned to the Company in reasonable working order all Company Property, as described more fully below. “Company Property” includes company-owned or leased motor vehicles, equipment, supplies and documents. Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium. You further agree that you will not retain any copies or duplicates of any such Company Property.
10.FUTURE COOPERATION
You agree that you shall, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business. You further agree to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation shall include making yourself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. The Company agrees to (or to cause one of its affiliates to) pay/reimburse you for any approved travel expenses reasonably incurred as a result of your cooperation with the Company, with any such payments/reimbursements to be made in accordance with the Company's expense reimbursement policy as in effect from time to time.
11.NON-DISPARAGEMENT
You agree that, subject to Paragraph 6 of this Separation Agreement, you will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Company, the Horizon Companies, or any and all past, present, or future related persons or entities, including but not limited to the Company’s and the Horizon Companies’ officers, directors, managers, employees, shareholders, agents, attorneys, successors and assigns, specifically including without limitation Horizon Global Corporation, their business, their actions or their officers or directors, to any person or entity, regardless of the truth or falsity of such statement.
The Company, including its officers, directors, agents, attorneys, successors and assigns, will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning You, to any person or entity, regardless of the truth or falsity of such statement.
This Paragraph does not apply to truthful testimony compelled by applicable law or legal process.

12.TAX MATTERS
By signing this Separation Agreement, you acknowledge that you will be solely responsible for any taxes which may be imposed on you as a result of the Severance Benefits or other amounts under this Separation Agreement, all amounts payable to you under this Separation Agreement will be subject to applicable tax withholding by the Company, and the Company has not made any representations or guarantees regarding the tax result for you with respect to any income recognized by you in connection with this Separation Agreement, the Severance Benefits, or any other amounts payable under this Separation Agreement.
13.OTHER ACKNOWLEDGEMENTS
You and the Company also acknowledge and agree that any outstanding option rights, cash incentive awards, restricted stock unit awards and performance share unit awards previously granted by the Company to you under the Equity Plan will, subject to the approval of this Separation Agreement by the Compensation Committee of the Board of Directors of the Company, be amended by this Separation Agreement to the extent necessary or desirable to provide for the treatment of such awards as set forth in Exhibit B attached hereto.
14.NATURE OF AGREEMENT
By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement you have relied only on the promises written in this Separation Agreement and not on any other promise made by the Company or Horizon Companies. This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind. This Separation Agreement contains the entire agreement between the Company, other Horizon Companies and you regarding your departure from the Company, except that all post-employment covenants contained in the Severance Policy remain in full force and effect. The Severance Benefits are in full satisfaction of any severance benefits under the Severance Policy, the Equity Plan, and of any other compensation arrangements between you and the Company or the Horizon Companies. This Separation Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you. Except as otherwise explicitly provided, this Separation Agreement will be interpreted and enforced in accordance with the laws of the state of Michigan, and the parties hereto, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Michigan. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Separation Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, you and the Company have executed this Separation Agreement as of the dates set forth below.

DAVID G. RICE
/s/ David G. Rice
Date: 12.3.2018
HORIZON GLOBAL CORPORATION
By:    /s/ Jay Goldbaum
Name: Jay Goldbaum
Title: General Counsel, Chief Compliance
Officer and Corporate Secretary
Date: 12.3.2018

Exhibit A
Release

This Release is between Horizon Global Corporation (the “Company”) and David G. Rice (“you” and similar words), in consideration of the benefits provided to you and to be received by you from or on behalf of the Company as described in the Separation and Consulting Agreement between the Company and you dated as of the applicable date referenced therein (the “Separation Agreement”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Separation Agreement.
By signing this Release, you and the Company hereby agree as follows:

1.	WAIVER AND RELEASE
You, on behalf of yourself and anyone claiming through you, including each and all of your legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Releasors”), hereby fully, finally and forever release, absolve and discharge the Company and each and all of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions and other affiliates, and each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors and representatives (collectively, the “Company Released Parties”), of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, that the Releasors (or any of them) now have, have ever had, or may have against the Company Released Parties (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which you sign this Release, including, without limitation: (a) all claims arising out of or in any way relating to your employment with or separation of employment from the Company or its affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company Released Parties; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorneys fees, expenses or otherwise) that were or could have been asserted by you or on your behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (the “OWBPA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the WARN Act, Federal Executive Order 11246, the Genetic Information Nondiscrimination Act, the Elliott-Larsen Civil Rights Act, the Michigan Equal Pay Law, the Michigan Minimum Wage Law of 1964, the Michigan Persons With Disabilities Civil Rights Act, and the Michigan Whistleblower's Protection Act (the “Release”).

2.	SCOPE OF RELEASE
Nothing in this Release (a) shall release the Company from any of its obligations set forth in the Separation Agreement or any claim that by law is non-waivable, (b) shall release the Company from any obligation to defend and/or indemnify you against any third party claims arising out of any action or inaction by you during the time of your employment and within the scope of your duties with the Company to the extent you have any such defense or indemnification right, and to the extent permitted by applicable law and to the extent the claims are covered by the Company’s director & officer liability insurance or (c) shall affect your right to file a claim for workers’ compensation or unemployment insurance benefits.
You further acknowledge that by signing this Release, you do not waive the right to file a charge against the Company with, communicate with or participate in any investigation by the EEOC, the Securities and Exchange Commission or any comparable state or local agency. However, you waive and release, to the fullest extent legally permissible, all entitlement to any form of monetary relief arising from a charge you or others may file, including without limitation any costs, expenses or attorneys’ fees. You understand that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others. Notwithstanding the foregoing, you will not give up your right to any benefits to which you are entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002.
By executing this Release you represent that, as of the date you sign this Release, no claims, lawsuits, or charges have been filed by you or on your behalf against the Company Released Parties.

3.	REVIEW OF RELEASE
In compliance with the requirements of the OWBPA, you acknowledge by your signature below that, with respect to the rights and claims waived and released under this Release under the ADEA, you specifically acknowledge and agree as follows: (a) you have read and understand the terms of this Release; (b) you have been advised and hereby are advised, and have had the opportunity, to consult with an attorney before signing this Release; (c) you are releasing the Company and the other Company Released Parties from, among other things, any claims that you may have against them pursuant to the ADEA; (d) the releases contained in the Release do not cover rights or claims that may arise after you sign this Release; (e) you have been given a period of 52 days in which to consider and execute this Release (although you may elect not to use the full 52-day period at your option); (f) you may revoke the Release during the seven-day period following the date on which you sign this Release, and the Release will not become effective and enforceable until the seven-day revocation period has expired; and (g) any such revocation must be submitted in writing to the Company c/o Jay Goldbaum, General Counsel, Chief Compliance Officer, and Corporate Secretary, Horizon Global Corporation, 2600 West Big Beaver Road, Suite 555, Troy, Michigan 48084 prior to the expiration of such seven-day revocation period. If you revoke the Release within such seven-day revocation period, it shall be null and void.

4.	ENTIRE AGREEMENT
This Release, the Separation Agreement, and the documents referenced therein contain the entire agreement between you and the Company, and take priority over any other written or oral understanding or agreement that may have existed in the past. You acknowledge that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by you and the Company. Should any provision of this Release be declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remaining provisions shall remain in full force and effect; provided, however, that upon a finding that the Release, in whole or part, is illegal, void, or unenforceable, you shall be required, at the option of the Company, either to return the Severance Benefits (as defined in the Separation Agreement) or to execute a release that is legal and enforceable.

I agree to the terms and conditions set forth in this Release.

DAVID G. RICE

/s/ David G. Rice

Date: 12.3.2018

A-2

Exhibit B
Severance and Other Benefits*

1.
Severance benefits under the Severance Policy†, which severance benefits (subject to any applicable withholding) consist of the following (as further described in, and qualified by reference to, the Severance Policy):

◦
Payment of an amount equal in value to the product of (a) one, multiplied by (b) the sum of (i) $310,000 (your annual base salary rate (as in effect on the Separation Date)) plus (ii) $201,500 (the value of your target short-term incentive award for the 2018 calendar year). This amount will be payable in equal installments in accordance with the Company’s payroll practices as in effect from time to time commencing on the day the Release becomes effective and ending on the last payroll date of or on behalf of the Company in the last month of the 12-month period following the Separation Date, provided that the first such payment shall include all amounts that would have been paid to you in accordance with the Company’s payroll practices if such payments had begun on the Separation Date;

◦
Payment of (a) all accrued but unpaid base salary through the Separation Date and (b) earned but unused vacation through the Separation Date. These amounts will be payable by the next payroll date following the Separation Date;

◦
Payment of your short-term incentive award for the 2018 calendar year, based on actual performance results for the full 2018 calendar year and prorated through the Separation Date, payable in accordance with the terms of the Company’s short-term incentive program;

◦
If you timely elect to continue group health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and subject to the Company’s COBRA policies, the Company or its appropriate affiliate will reimburse you for the employer’s portion of premiums for continued group health coverage under COBRA until the earliest of (a) the termination of your COBRA period, (b) 12 months after the Separation Date, or (c) the date you become eligible to receive any medical benefits under any plan or program of any other employer. You will be responsible for payment of the COBRA premium and will be reimbursed by the Company or its appropriate affiliate for the portion of the premium that the Company or its appropriate affiliate would have paid for group health coverage if you had continued to be an employee of the Company or its appropriate affiliate. In the event that your COBRA period expires before the date that is 12 months after the Separation Date, the Company or its appropriate affiliate will pay you a monthly amount equal to the monthly contribution that the Company or its appropriate affiliate would have paid for your coverage under the applicable group health plan of the Company or its appropriate affiliate if you had continued as an employee of the Company or its appropriate affiliate until the earlier of (x) 12 months after the Separation Date or (y) the date on which you become eligible to receive any medical benefits under any plan or program of any other employer; and

◦	Executive-level outplacement services until the earlier of (a) 12 months following the Separation Date or (b) the date on which you become employed by a subsequent employer.

◦	Treatment of outstanding Equity Plan awards as follows, subject in all cases to the applicable terms and provisions of the Equity Plan, the related award agreements and the Severance Policy:

▪
Each of your unvested awards that are outstanding under the Equity Plan, other than equity awards and cash incentive awards that are subject to vesting upon the attainment of performance goals, shall vest in an amount equal to (a) the product of (i) the total number of shares subject to such award and (ii) a fraction, the numerator of which is equal to the number of whole calendar months that have elapsed from the grant date of the applicable award to the Separation Date and the denominator of which is equal to the full number of calendar months in the vesting period of such award, less (b) the number of shares that had already become vested as of the Separation Date in respect of such award. As a result, the following portions of the following awards granted to you under the Equity Plan will vest as of the Separation Date:

•	March 1, 2016 Restricted Stock Units Grant: 3,238 RSUs

•	March 1, 2017 Restricted Stock Units Grant: 954 RSUs

•	March 1, 2018 Restricted Stock Units Grant: 2,117 RSUs

•	March 1, 2016 Nonqualified Stock Option Grant: 4,152 Option Rights
______________________________
*Except as otherwise expressly provided, all benefits are to be paid or provided in the manner and at the time specified in the applicable plan or agreement, or as required under applicable law.
†All benefits will remain subject to Section 8(B) of the Severance Policy.

RSUs that vest as described in this paragraph will be settled on the earlier of June 7, 2019 and your death. For the avoidance of doubt, option rights granted to you under the Equity Plan (including option rights that vest as described above) will terminate ninety days after the Separation Date.

▪
Notwithstanding the foregoing, each equity award and cash incentive award granted under the Equity Plan that is subject to vesting upon the attainment of performance goals shall become payable in an amount equal to (a) the product of (i) the total number of shares or amount of cash, as applicable, that is earned with respect to such award at the end of the applicable performance period based on actual performance in accordance with the terms of the governing arrangements under which such performance-based award was granted and, (ii) a fraction, the numerator of which is equal to the number of whole calendar months that have elapsed from the grant date of the applicable award to the Separation Date and the denominator of which is the full number of calendar months in the vesting period of such award, less (b) the number of shares or amount of cash that had already become vested as of the Separation Date in respect of such award. Awards that vest as described in this paragraph will be settled at the time when such awards are settled under the applicable terms of the Equity Plan for individuals who remain employed through the end of the applicable performance period.

As a result of the pro-ration formula described above, the target number of PSUs subject to each of your outstanding PSU awards is as follows:

Grant Date	Original Target PSUs	Pro-Rated Target PSUs
March 1, 2016	6,473	5,934
March 1, 2017	5,088	2,968
March 1, 2018	11,286	2,822
Also as a result of the pro-ration formula described above, the target amount of cash subject to each of your outstanding Cash Incentive Awards is as follows:

Grant Date	Original Target Cash Incentive Award	Pro-Rated Target Cash Incentive Award
March 1, 2017	$93,000	$81,375
March 1, 2018	$93,000	$34,875

2.
Accrued vested benefits under any other benefit plans, programs or arrangements of the Company or its appropriate affiliate (including any vested benefits under the Company’s qualified and nonqualified retirement plans), subject to the terms of such plans, programs or arrangements.

3.
With respect to each equity award referenced above, all applicable withholding requirements with respect thereto shall be satisfied by retention by the Company of a portion of the shares otherwise deliverable to you thereunder, with the shares so retained credited against such withholding requirement at the market value of such shares on the date of such delivery, provided that in no event will the market value of the shares to be so withheld exceed the minimum amount of taxes required to be withheld.

B-2